Exhibit 99.1

News Release www.dcppartners.com
	MEDIA AND INVESTOR RELATIONS CONTACT:	Jonni Anwar
May 1, 2012	Phone:	303/605-1868
	24-Hour:	303/887-5419

DCP MIDSTREAM PARTNERS ANNOUNCES NEW MEMBERS TO ITS BOARD OF DIRECTORS

DENVER — DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, LP (NYSE: DPM), or the “General Partner”, announced the appointments of Greg G. Maxwell and Timothy G. Taylor as Phillips 66’s representatives and R. Mark Fiedorek as Spectra Energy’s representative to its board of directors. Following Phillips 66’s separation from ConocoPhillips, Phillips 66 and Spectra Energy each own 50 percent of the owner of the General Partner, DCP Midstream, LLC. Mr. Maxwell will take the place of John Lowe, Mr. Taylor will take the place of Donald Hrap and Mr. Fiedorek will take the place of Alan Harris on the board. Following this change, the board members affiliated with the General Partner or its owners will be Tom O’Connor, Mark Borer, Tim Taylor, Mark Fiedorek and Greg Maxwell. The continuing independent directors of the board are Paul Ferguson, Frank McPherson, Tom Morris, and Steve Springer.

Mr. Maxwell is the executive vice president and chief financial officer for Phillips 66. Prior to being named to his current role, Mr. Maxwell served as senior vice president, chief financial officer and controller for Chevron Phillips Chemical Company, where he also previously served as vice president and controller from 2000. Prior to joining Chevron Phillips Chemical Company, Mr. Maxwell was at Phillips Petroleum Company since 1978 where he served in a number of staff accounting and corporate development positions with increasing responsibility.

Mr. Taylor is executive vice president, Commercial, Transportation, Business Development and Marketing for Phillips 66. Before being named to his current role, Mr. Taylor served as chief operating officer of Chevron Phillips Chemical Company. Prior to joining Chevron Phillips Chemical Company, Mr. Taylor was at Phillips Petroleum Company since 1980 where he served in a number of management positions including president of Phillips Pipeline Company. He began his career in the chemical industry with Eastman Chemical in Longview, Texas.

News Release www.dcppartners.com
	MEDIA AND INVESTOR RELATIONS CONTACT:	Jonni Anwar
May 1, 2012	Phone:	303/605-1868
	24-Hour:	303/887-5419

Mr. Fiedorek is currently the group vice president of Spectra Energy’s Southeast U.S. Transmission and Storage, a position he has been in since 2007. Mr. Fiedorek also serves on the board of directors for Spectra Energy’s publicly traded partnership, Spectra Energy Partners. Mr. Fiedorek joined Spectra Energy in 1988 and has served in a number of management positions primarily in the supply, planning, operations and marketer services areas.

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership engaged in the business of gathering, compressing, treating, processing, transporting, storing and selling natural gas; producing, fractionating, transporting, storing and selling NGLs and condensate; and transporting, storing and selling propane in wholesale markets. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and Phillips 66. For more information, visit the DCP Midstream Partners, LP website at www.dcppartners.com

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